Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	August 1, 2004 through August 31, 2004
Payment Date	September 27, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,503,064.73			LIBOR	1.6150%
Principal Collections	$33,015,548.99			Auction Rate	1.7000%
Substitution Amounts	$—			A-1 Note Rate	1.9050%
Yield Maintenance Amount	$—			A-2 Note Rate	1.7000%
Additional Draws	$(18,871,614.07)
Application of Collected Amounts
Applied in the following order of priority:				Factor per 1000
(I) Enhancer Premium			$98,432.63
(ii) A-1 Noteholder’s Interest			$1,209,768.79	1.2097687885
A-2 Noteholder’s Interest			$107,958.37	1.0795836958
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$—
(v) Excess Spread (during AP)			$1,146,344.79
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$12,834,017.03	12.83401703
A-2 Noteholder’s Principal Distribution			$1,283,401.70	12.83401703
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$33,388.56
(x) Enhancer			$—		Aggregate to Date
(xi) Interest Shortfalls			$—		$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$1,146,344.79
Balances				Factor
Beginning A-1 Note Balance			$692,780,981.27	0.6927809813
Ending A-1 Note Balance			$679,946,964.25	0.6799469642
	Change		$12,834,017.03	0.0128340170
Beginning A-2 Note Balance			$69,278,098.13	0.6927809813
Ending A-2 Note Balance			$67,994,696.42	0.6799469642
	Change		$1,283,401.70	0.0128340170
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
	Change		$—
Beginning Pool Balance			$776,126,979.64	0.7055628489
Ending Pool Balance			$761,950,121.06	0.6926749259
	Change		$14,176,858.58	0.0128879230
Beginning Principal Balance			$776,126,979.64	0.7055628489
Ending Principal Balance			$761,950,121.06	0.6926749259
	Change		$14,176,858.58	0.0128879230
Beginning Certificate Balance			$—
Additional Balance Increase (Draws minus Payments)			$—
Ending Certificate Balance			$—
Delinquencies	#	$
Two statement cycle dates:	12		$367,952.24
Three statement cycle dates:	8		$404,320.33
Four statement cycle dates:	4		$144,244.77
Five statement cycle dates:	2		$304,141.08
Six statement cycle dates:	2		$33,449.49
Seven + statement cycle dates:	5		$225,010.90
Foreclosures (included in aging above)	13		$697,222.30
REO	—		$—
Liquidation Loss Amount	1		$33,388.56
Wachovia Bank, National Bank as Administrator

Additional Information
Net WAC Rate	3.39%	Current Net Excess Spread	1.382%
Overcollateralization Target	$14,008,460.39	2 Month Average Net Excess	1.424%
Overcollateralization Amount	$14,008,460.39	3 Month Average Net Excess	1.690%
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	40.677%	Current Liquidation Loss	$33,388.56
Net CPR (1 mo. Annualized)	19.847%	Aggregate Losses	$1,208,813.36
Draw Rate (1 mo. Annualized)	25.576%	Aggregate Loss %age	0.110%
WAM	0.00	Defiency Amounts	$—
AGE	232.72	Net Policy Draws	$—
		Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(2,826,450.97)	Total Collected	$(33,015,548.99)
Servicing Fee	$323,386.24	A-1 Principal	$12,834,017.03
Enhancer Premium	$98,432.63	A-2 Principal	$1,283,401.70
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,209,768.79	Net Draws	$18,871,614.07
A-2 Interest	$107,958.37	Funding Account	$—
Excess Interest	$1,086,904.94	Net	$(26,516.19)
Net	$—	Previous Funding	$—
		Liquidations	$(32,923.66)
		Excess Interest	$(1,086,904.94)
Stepdown Event?	No	Certificateholder	$1,146,344.79
Condition 1	No	Difference	$(0.00)
Condition 2	No
Condition 3	No